EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Bank Contact: Jonathan J. Wick
Executive Vice President/COO/CFO
(760) 325-4442

CANYON BANCORP REPORTS

ANNUAL EARNINGS

PALM SPRINGS, CA: January 30, 2008 - Canyon Bancorp (OTCBB: CYBA) President and CEO Stephen G. Hoffmann said, “In light of this particularly challenging economic climate, we are pleased to report growth in assets, loans, deposits and shareholders’ equity. Net earnings of $3.5 million reflect a return on equity of over 13%. We continue to be cautiously optimistic and are pleased to announce the purchase of land for the Bank’s first branch in the City of Indio which should further add to Canyon’s profitable growth.”

Canyon Bancorp reported net income of $3,519,000 or $1.38 per diluted share for the full year ended December 31, 2007, compared to income of $4,257,000 or $1.68 per diluted share for the year ended December 31, 2006. For the fourth quarter ended December 31, 2007, Canyon Bancorp earned $421,000 or $0.17 per diluted share compared to $1,170,000 or $0.46 per diluted share for the same period of 2006.

Other financial highlights as of year-end 2007 compared to year-end 2006:

•	Total assets increased $36.8 million or 14.6 percent to $289.2 million.

•	Net loans receivable increased $45.6 million or 22.5 percent to $248.5 million.

•	Book value per share increased $1.49 or 14.9 percent to $11.52.

•	Total shareholders’ equity increased by $4.2 million or 17.0 percent to $28.6 million.

•	Net interest margin for the fourth quarter 2007 was 5.47 percent.

In December, the Company closed escrow on a 1.56 acre parcel of land in Indio which the Bank is in the process of developing into its fifth full-service Coachella Valley branch. Management anticipates building a free standing facility with drive through access. During the construction and development phase of this new facility, a temporary facility is expected to open in the summer of 2008 which will include an ATM. The site of the new branch location is 81-385 Highway 111 in West Indio.

Canyon Bancorp is a bank holding company with one banking subsidiary, Canyon National Bank, a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City. Shares of the Company’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYBA.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements.

CANYON BANCORP & SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	12/31/2007 (Unaudited)	12/31/2006 (Audited)
Assets
Cash and cash equivalents	$13,562	$20,569
Interest-bearing deposits in other financial institutions	—	2,000
Investment securities available for sale	12,196	14,250
Federal Home Loan Bank, Federal Reserve Bank and Pacific Coast Bankers’ Bank restricted stock, at cost	1,890	1,558
Loans held for sale	123	752
Loans receivable, net	248,468	202,881
Furniture, fixtures and equipment	5,680	4,548
Income tax receivable	909	276
Deferred tax asset	1,430	1,713
Other real estate owned	3,073	—
Other assets	1,825	3,821

Total Assets	$289,156	$252,368

Liabilities and Stockholders’ Equity
Deposits:
Demand deposits	$73,961	$90,248
NOW accounts	14,223	9,645
Savings and money market	79,262	67,770
Time certificate of deposits	63,181	58,767

Total Deposits	230,627	226,430

Other borrowed funds	28,160	—
Other liabilities	1,795	1,515

Total Liabilities	260,582	227,945

Commitments and contingencies	—	—

Stockholders’ Equity:
Serial Preferred Stock, $5.00 par value; authorized 10,000,000 shares; none issued or outstanding	—	—
Common Stock; authorized 10,000,000 shares; 2,479,927 and 2,316,627 shares issued and outstanding as of December 31, 2007 and December 31, 2006, respectively	23,513	20,803
Accumulated other comprehensive income unrealized (loss) on investment securities available-for-sale	(15)	(106)
Retained earnings	5,076	3,726

Total Stockholders’ Equity	28,574	24,423

Total Liabilities and Stockholders’ Equity	$289,156	$252,368

CANYON BANCORP & SUBSIDIARY

Consolidated Statement of Operations

(Unaudited)

For the three and twelve months ended December 31, 2007 and 2006

(Dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Interest income:
Loans receivable	$5,145	$4,743	$20,034	$17,251
Federal funds sold	45	187	522	833
Interest bearing deposits in other financial institutions	1	13	50	133
Investment securities available for sale	190	202	679	915

Total interest income	5,381	5,145	21,285	19,132
Interest expense:
Deposits	1,517	1,272	5,883	4,146
Other borrowed funds	249	—	319	—

Total interest expense	1,766	1,272	6,202	4,146

Net interest income	3,615	3,873	15,083	14,986
Provision for loan losses	900	100	1,310	525

Net interest income after provision for loan losses	2,715	3,773	13,773	14,461

Noninterest income:
Service charges and fees	199	167	712	591
Loan related fees	77	111	464	541
Lease administration fees	122	305	661	1,278
Automated teller machine fees	179	174	699	622
Net gain (loss) on disposition of fixed assets	—	(2)	—	(5)

Total noninterest income	577	755	2,536	3,027

Noninterest expenses:
Salaries and employee benefits	1,311	1,343	5,282	5,418
Occupancy and equipment expense	403	369	1,510	1,456
Professional fees	96	70	373	339
Data processing	153	129	583	530
Marketing and advertising expense	109	112	436	431
Director and shareholder expense	127	116	516	480
Other operating expense	391	427	1,694	1,646

Total noninterest expenses	2,590	2,566	10,394	10,300

Earnings before income taxes	702	1,962	5,915	7,188
Income Tax Expense	281	792	2,396	2,931

Net earnings	$421	$1,170	$3,519	$4,257

Earnings Per Share:
Basic	$0.17	$0.48	$1.43	$1.77
Diluted	$0.17	$0.46	$1.38	$1.68
Weighted Average Shares Outstanding:
Basic	2,464,901	2,426,931	2,454,921	2,406,529
Diluted	2,526,967	2,535,196	2,543,964	2,529,777

CANYON BANCORP & SUBSIDIARY

Selected Ratios

(Unaudited)

	Three Months Ended [1]		Twelve Months Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Return on average equity	5.86%	19.45%	13.05%	19.43%
Return on average assets	0.59%	1.80%	1.31%	1.70%
Yield on interest earning-assets	8.15%	8.63%	8.52%	8.34%
Cost of interest-bearing liabilities	3.94%	3.58%	3.86%	3.03%
Net interest margin	5.47%	6.50%	6.04%	6.53%
Non-interest income / average assets	0.79%	1.17%	0.94%	1.21%
Non-interest expense / average assets	3.62%	3.96%	3.85%	4.11%
Net non-interest expense / average assets	2.83%	2.79%	2.91%	2.90%
Net charge-offs/(recoveries) to average loans	2.10%	0.02%	0.74%	0.02%

	as of:
	12/31/2007	12/31/2006
Capital to assets ratio	9.88%	9.68%
Allowance for loan losses / gross loans	1.21%	1.65%
Loan to deposit ratio	109.5%	91.4%
Adversely classified loans to gross loans	0.9%	1.1%
Demand deposit accounts / total deposit accounts	32.1%	39.9%
Book value per share [2]	$11.52	$10.03

[1]	Interim periods annualized

[2]	Restated for past stock dividends and splits

5